141010000057

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

LEMONT INC

(Insert Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is:

Lemont Inc

If the name of the corporation has been changed, the name under which it was formed is:

N/A

SECOND: The date of filing of the certificate of incorporation with the Department of State is:

08/15/2014

THIRD: The amendment effected by this certificate of amendment is as follows:

(Set forth each amendment in a separate paragraph providing the subject matter and full text of each amended paragraph. For example, an amendment changing the name of the corporation would read as follows: Paragraph First of the Certificate of Incorporation relating to the corporation name is hereby amended to read as follows: First: The name of the corporation is.... (new name)...)

Paragraph Fourth of the Certificate of Incorporation relating to Increasing the total number of shares to be issued. The original 200 shares of no par value have not been issued and will be canceled.

is hereby amended to read in its entirety as follows:

Fourth: The total number of shares which the corporation shall have authority to issue will be 380,000,000. All of the shares will be common shares (Class A). The par value of each share will be $0.0001.

FOURTH: The certificate of amendment was authorized by: (Check the appropriate box)

☒  The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

☐ The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

/s/ Wanjun Xie	Wanjun Xie
(Signature)	(Name of Signer)

President
(Title of Signer)